Exhibit 99.1

Penn Virginia Announces Proposed $350 Million Offering of Senior Unsecured Notes

Houston, May 5, 2021 (GLOBE NEWSWIRE) — Penn Virginia Corporation (“Penn Virginia”) (NASDAQ: PVAC) today announced that, subject to market conditions and other factors, its indirect, wholly owned subsidiary Penn Virginia Holdings, LLC intends to offer $350 million aggregate principal amount of senior unsecured notes due 2028 (the “Notes”). Penn Virginia intends to use the proceeds from the offering to fully repay and terminate its second lien term loan, to repay a portion of outstanding borrowings under its reserve based revolving credit facility and to pay related fees and expenses.

The Notes will be offered and sold in a private placement to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in transactions outside the United States pursuant to Regulation S under the Securities Act.

The Notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States or to, or for the benefit of, U.S. persons absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy the Notes or any other security and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which, or to any persons to whom, such an offer, solicitation or sale would be unlawful. Any offers of the Notes will be made only by means of a private offering memorandum.

About Penn Virginia Corporation

Penn Virginia Corporation is a pure-play independent oil and gas company engaged in the development and production of oil, natural gas liquids and natural gas, with operations in the Eagle Ford shale in south Texas.

Forward-Looking Statements

This communication contains certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not descriptions of historical facts are forward-looking statements, and such statements are often identified by the words “anticipate,” “guidance,” “assumptions,” “projects,” “estimates,” “expects,” “continues,” “intends,” “plans,” “believes,” “forecasts,” “future,” “potential,” “may,” “possible,” “could” and variations of such words or similar expressions, including the negative thereof, to identify forward-looking statements. Because such statements include risks, uncertainties, and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Information concerning these and other factors can be found in our press releases and public filings with the U.S. Securities and Exchange Commission. Many of the factors that will determine our future results are beyond the ability of management to control or predict. In addition, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The statements in this communication speak only as of the date of the communication. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law.

Contact

Clay Jeansonne Investor Relations Ph: (713) 722-6540 E-Mail: invest@pennvirginia.com